Exhibit 10.1

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment 2 to Executive Employment Agreement ("Amendment") is entered into effective as of December 31, 2016 by and between magicJack VocalTec Ltd. (the "Company") and Gerald T. Vento ("Executive") for the purpose of amending the Executive Employment Agreement by and between the Company and Executive effective as of January 1, 2013, as amended by Amendment to Executive Employment Agreement by and between Company and Executive dated July 15, 2015 (the "Agreement").

RECITALS

A.               On December 29, 2016, the Company's Board of Directors ("Board") approved, subject to shareholder approval at the annual meeting of the Company's shareholders to be held in the first fiscal quarter of 2017 (the "Annual Meeting"), (i) an extension of the terms of the Agreement for a period ending on the earlier of (a) June 30, 2017, or (b) the start date for a President and Chief Executive Officer to replace Executive as President and Chief Executive Officer of the Company (the "Separation Date"), and (ii) a one-year Consulting Agreement between the Company and Executive commencing as of the Separation Date and terminating one-year thereafter;

B. Pursuant to the requirements of Israeli law, the compensation to be paid to Executive from January 1, 2017 through the Separation Date, and the compensation to be paid to Executive under the terms of the Consulting Agreement (as defined below), must be approved by the Company's shareholders at the Annual Meeting prior to any such compensation being paid to Executive; and

C. Executive has agreed to serve as the Company's President and Chief Executive Officer from January 1, 2017 through the Separation Date with the understanding that no compensation will be paid to him in connection with such role unless and until this Amendment has been approved by the Company's shareholders at the Annual Meeting in accordance with applicable Israeli law; and

D. The Compensation Committee and the Board have found that the provisions of this Amendment and the Consulting Agreement are consistent with the terms of the Company's Compensation Policy to be proposed for approval by the Company's shareholders at the Annual Meeting and have recommended approval of this Amendment and the Consulting Agreement.

In consideration of the foregoing, the mutual covenants and obligations of the Company and the Executive under the Agreement, and other consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Agreement as follows:

1.	Term. Section 2 of the Agreement is hereby deleted and replaced with the following:

TERM OF AGREEMENT AND EMPLOYMENT. The term of the Executive's employment under this Agreement shall begin on the effective date of this Agreement, and terminate as of 5pm EST on the earlier of (a) June 30, 2017, or (b) the start date for a Chief Executive Officer to replace Executive (the "Separation Date").

2. Annual Base Salary.  Executive acknowledges and agrees that, notwithstanding the provisions of Section 4.A. of the Agreement to the contrary, Executive will not receive any compensation for serving as the Company's President and Chief Executive Officer of the Company unless and until the Company's shareholders approve this Amendment at the Annual Meeting or the requirements of Israeli law regarding compensation of the Executive are otherwise satisfied.  The Company agrees to accrue the compensation that would otherwise be due and payable to Executive during such period and to pay such accrued amounts to Executive within two (2) business days after this Amendment is approved by the Company's shareholders at the Annual Meeting or the requirements of Israeli law regarding compensation of the Executive are otherwise satisfied.

3. Consulting Agreement.  The following Section 18 shall be and hereby is added to the Agreement:

CONSULTING AGREEMENT.  Unless Executive (a) voluntarily terminates his employment by the Company, (b) dies or becomes Disabled, or (b) is terminated for Cause in each case prior to the Separation Date, the Company agrees that it will enter into a Consulting Agreement in substantially the form of Exhibit B (the "Consulting Agreement") hereto with Executive effective as of the day immediately following the Separation Date, provided that the Consulting Agreement is approved by the Company's shareholders at the Company's Annual Meeting to be held in the 1st quarter of 2017, or the requirements of Israeli law regarding compensation of the Executive under the Consulting Agreement are otherwise satisfied.

4. Exhibit B.  Exhibit B to this Amendment shall be and hereby is inserted as Exhibit B to the Agreement.

5. Effect.  Other than as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Amendment as of the date first above written.

MAGICJACK VOCALTEC LTD.

Signature: /s/ Donald A. Burns
                   Donald A. Burns
                   Chairman

EXECUTIVE

Signature: /s/ Gerald T. Vento
                   Gerald T. Vento

Exhibit B

Form of Consulting Agreement

[attached]

Independent Contractor Agreement
For Consulting Services

This Independent Contractor Agreement (the "Agreement") is made and entered into as of _______________, 2017 (the "Effective Date") by and between magicJack Vocaltec Ltd., a company formed under the laws of the State of Israel, and all of its direct and indirect subsidiaries (collectively, the "Company"), and Gerald T. Vento (the "Contractor").

WITNESSETH:

WHEREAS, the Company desires to retain the Contractor to perform certain professional consulting services specified herein; and

WHEREAS, Contractor represents he has expertise in the services required by the Company and desires to be engaged in the capacity of independent contractor in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Scope of Services

a. Contractor agrees to perform personally the consulting services (the "Consulting Services") which may be requested by the Company from time to time.

b. Contractor shall maintain sole control and discretion as to when the Consulting Services are performed.  In performing the Consulting Services, the Contractor represents and warrants to Company that Contractor shall (1) use diligent efforts and professional skills and judgment; and (2) perform the Services in accordance with recognized standards of the applicable industry and profession.

c. The Contractor shall communicate with the Company, either in person at the Company's offices or such other locations as agreed to by the Company, or via the telephone or e-mail, regarding the status of the Consulting Services at least monthly and more often as reasonably requested by the Company from time to time.

d. The Company will not provide the Contractor with an office or any other space from which to conduct the Consulting Services, and Contractor shall have the sole control and discretion as to where to perform the Consulting Services.

e. The Contractor agrees to supply, at his or her own expense, any and all tools, equipment or materials necessary for the successful completion of the Consulting Services.

f. Contractor represents and warrants to Company, that (1) Contractor has, and will maintain throughout the term hereof, full right, power, and authority to enter into and perform its obligations under this Agreement without conflict with the rights of or obligations to any other party, or in violation of any applicable law or regulation; and (2) none of the Consulting Services provided to Company shall contain any confidential information of any third party.

2.	Consideration

a. In consideration of the Consulting Services performed by the Contractor, the Company agrees to pay Contractor a fee of Eighty-Three Thousand Three Hundred Thirty-Three and 33/100s Dollars ($83,333.33) per month (the "Monthly Fee") for the Consulting Services, with such fees to be pro-rated for any partial month during which Consulting Services are provided hereunder.

b. The Company shall pay the Monthly Fee to Contractor in arrears on the last day of each calendar month.

c. The Company agrees to reimburse Contractor for Contractor's reasonable travel expenses incurred by Contractor for travel requested by the Company provided that such expenses are pre-approved in writing by the Company.  Contractor shall be responsible for all other costs and expenses associated with performance of the Consulting Services.

d. The Company shall have no obligation to make any payment pursuant to this Agreement unless Contractor is in compliance with all its covenants, agreements and warranties hereunder.

3.     Term.  The Contractor shall commence providing services on the Effective Date and shall continue until the first anniversary of the Effective Date unless terminated prior to such date by either party in accordance with this Section 3 (the "Term"), but may be terminated sooner by Contractor upon thirty (30) days' advance written notice or by the Company immediately for Cause or upon thirty (30) days' advance notice other than for Cause, provided that, the provisions below shall apply in the event of a termination of this Agreement.

a. Upon the termination of this Agreement by Company without Cause, Contractor shall be entitled to be paid a termination payment (the "Termination Payment") equal to the full amount that would have been payable to Contractor had this Agreement not been so terminated.  The Termination Payment shall be paid by the Company in a lump sum within fifteen (15) days after the date of termination.

b. Upon the termination of this Agreement by Company for Cause, by Contractor for any reason, or upon Contractors death or disability, the Contractor shall be due no further compensation other than what is due and owing through the effective date of termination.

c. "Cause" for the termination of this Agreement shall be deemed to exist if, in the reasonable judgment of the Company's Board of Directors: (i) Contractor commits fraud, theft or embezzlement against the Company or any subsidiary or affiliate thereof; (ii) the Contractor is convicted of, or pleads no contest to, a felony or a crime involving moral turpitude; (iii) Contractor breaches any of the terms of this Agreement and fails to cure such breach within thirty (30) days after the receipt of written notice of such breach from the Company; or (iv) Contractor engages in gross negligence or willful misconduct that causes harm to the business and operations of the Company or a subsidiary or affiliate thereof.

4.     Independent Contractor Status

a. It is understood and agreed that Contractor will act solely as an independent contractor hereunder and shall conduct his operations as an independent contractor, and nothing in this Agreement shall be construed to render Contractor an employee of the Company.  The Company shall have no right to control or direct the details, manner or means by which Contractor accomplishes the results of the Consulting Services.

b. Contractor understands and recognizes that it is not an agent of the Company and has no authority to and shall not bind, represent or speak for the Company for any purpose whatsoever.

c. The Company will record payments to Contractor on, and provide to Contractor, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Contractor's behalf.  Contractor agrees to pay all such taxes in a timely manner and as prescribed by law.

d. Contractor will not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and Contractor will not be entitled to any benefits under any such policy or benefit plan.

5.     Nondisclosure and Use of Confidential Information.  Contractor acknowledges and agrees that he entered into with the Company and is bound by a certain Non-Disclosure and Confidentiality Agreement executed by Contractor and the Company (the "Confidentiality Agreement"). Contractor further acknowledges and agrees that the Confidentiality Agreement applies to all Confidential Information (as defined therein) provided by the Company to Contractor regardless of the date of disclosure and that the termination of this Agreement, for any reason, shall not effect Contractor's obligations under the Confidentiality Agreement.

6.     Other Work By Contractor.  During the Term, the Contractor shall be free to provide professional consulting services to entities or individuals other than the Company.

7.     No Conflicting Agreements.  The Contractor hereby represents and warrants that the Contractor has no commitments or obligations inconsistent with this Agreement.  The Contractor hereby agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the period during which the Contractor's services are engaged by the Company, the Contractor will not enter into any Agreement (oral or written), which may be in conflict with this Agreement.

8.     Transfer and Assignment; Subcontracting.  This Agreement may not be assigned or transferred by Contractor.  Should such an assignment or transfer occur, this Agreement shall become null and void at the discretion of the Company upon written notice by the Company to Contractor. Contractor acknowledges that the Company is relying on the personal skill and expertise of Contractor in performing the Consulting Services.

9.     Remedies for Breach.  Contractor acknowledges that the restrictions contained in this agreement are reasonable and necessary to protect the legitimate interests of the Company, and are not unduly burdensome to Contractor.  Without limiting the Company's rights to pursue any other legal and equitable remedies available to it for any breach or threatened breach (including the recovery or damages) by Contractor of the covenants, agreements and warranties contained herein, Contractor acknowledges that a breach of said covenants, agreements and warranties would cause a loss to the Company that could not reasonably or adequately be compensated in damages in any action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of said covenants, agreements and warranties and that accordingly, the Company shall be entitled to injunctive relief to prevent any breach or continuing or threatened breaches of Contractor's covenants, agreements and warranties as set forth herein. It is the intention of the parties hereto that if, in any action before any Court empowered to enforce this Agreement, any term, restriction, covenant, agreement or promise is found to be unenforceable, then such term, restriction, covenant, agreement or promise shall be deemed modified to the extent necessary to make it enforceable by such Court.

10.   Waiver.  Waiver by the Company of a breach of any provision of this Agreement or failure to enforce any such provision shall not operate or be construed as a waiver of any subsequent breach of any such provision or of the Company's right to enforce any such provision.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company's President.

11.   Governing Law and Jury Waiver.  This Agreement shall be deemed to have been made in the State of Florida, shall take effect as an instrument under seal within the State of Florida, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of Florida, without giving effect to conflict of law principles.  Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in the State of Florida, and that the Agreement thereafter shall be maintained in the State of Florida.  Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in the State of Florida in a court of competent jurisdiction.  Both parties further acknowledge that venue shall exclusively lie in the State of Florida. BOTH PARTIES FURTHER AGREE THAT ANY SUCH ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.

12.   Certification by Contractor.  Contractor certifies that all information and data provided by Contractor to the Company in order to obtain this Agreement or in response to the Company requests for information and data are accurate, complete and current as of the date of execution of this Agreement.

13.   Effect on Existing Agreements.  This Agreement shall have no effect on the enforceability of the surviving terms of the Employment Agreement by and between the Company and Contractor dated January 1, 2013, which shall remain in full force and effect notwithstanding, and not modified by, any provision of this Agreement.

14.   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, including counterparts delivered by electronic signature or PDF, each of which shall be treated as an original.

15.    Headings.  All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

16.   Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to another address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

All notices to the Company shall be sent to:                                                    All notices to Contractor shall be sent to:

magicJack Vocaltec Ltd.                                                                        Gerald T. Vento
222 Lakeview Avenue, Suite 1600                                                       91 Low Beach Road
West Palm Beach, Florida 33401                                                          Nantucket, MA 02554
Attention: CEO

17.   Severability.  If any portion or provision of this Agreement shall to any extent be declared unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.   Modifications.  No modification of this contract shall be binding upon the parties hereto, unless such is in writing and duly signed by the respective parties hereto.  This Agreement shall take effect when signed by both parties.

IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed as of the date first above written.

magicJack Vocaltec Ltd

By: __________________________________                                    __________________________________
Name: Gerald T. Vento
Title: